Exhibit 5.1

June 29, 2009

Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891

Re:	Securities Being Registered under Post-Effective Amendment No. 1 to the
Registration Statement on Form S-8 (Registration Statement No. 333-107141)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration Statement No. 333-107141) (the “Registration Statement Amendment”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 600,000 additional shares (the “Shares”) of common stock, $0.0625 par value per share (the “Common Stock”), of Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Company”), that may be issued pursuant to the Company’s 2003 Stock Incentive Plan, as amended and restated (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinions expressed below are limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts.  We note that the Company is organized under the laws of the State of Rhode Island.  Accordingly, we have assumed that the law of that state is identical to the law of the Commonwealth of Massachusetts in all relevant respects and the opinions expressed below are subject to such assumption.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement Amendment.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP